Exhibit 3.14

NEVAMAR HOLDCO, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF MARCH 1, 2006.

NEVAMAR HOLDCO, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Nevamar Holdco, LLC, (the “Company”) is entered into as of March 1, 2006, by Nevamar Holding Corp., a Delaware corporation (the “Member”).

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act by the filing of the Certificate with the Secretary of State of the State of Delaware on November 5, 2003;

WHEREAS, on the Closing Date (the “Closing”), as defined in the Acquisition Agreement dated as of January 18, 2006 by and between the Company, Nevamar Company, LLC, Panolam Industries International Inc., and the other parties thereto, the Member acquired all of the membership interests in the Company;

WHEREAS, upon the consummation of the Closing the Member became the sole member of the Company and succeeded to all of the former Members’ interests in the Company;

WHEREAS, the Member desires that the equity interests in the Company shall be consolidated into one class of Interest (as hereinafter defined).

WHEREAS, the Member wishes to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company and certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Member hereby agrees with the Company as follows:

ARTICLE I

DEFINITIONS

1.1                                 Certain Definitions. The following terms, as used herein, have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) as amended and in effect from time to time.

“Agreement” shall mean this Limited Liability Company Agreement of the Company, as amended from time to time.

“Certificate” shall mean the Certificate of Formation of the Company filed on November 5, 2003 and any and all amendments thereto and restatements thereof filed pursuant to the Act.

“Distribution” shall mean cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest in the Company.

“Interest” shall mean the Member’s limited liability company interest in the Company.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

ARTICLE II

FORMATION, ETC.

2.1                                 Formation. The Company was formed as a limited liability company pursuant to the Act by the filing of the Certificate with the Secretary of State of Delaware on November 5, 2003. The rights, duties and liabilities of the Member and the Board of Managers shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2                                 Name. The name of the Company is Nevamar Holdco, LLC. The business of the Company may be conducted under that name or any other name that the Board of Managers deems appropriate or advisable. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate or advisable.

2.3                                 Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act is c/o the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company pursuant to the Act is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

2.4                                 Term. The term of the Company shall continue until the Company is dissolved as hereinafter provided. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

2.5                                 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto.

2.6                                 Authorized Person. Dimitris P. Spiliakos was designated as an “authorized person” within the meaning of the Act, and executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. From and after the date hereof, each member of the Board of Managers and such other Persons as may be designated from time to time by the Board of Managers are authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof which are allowed or required to be filed pursuant to the Act and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE III

MEMBERSHIP

3.1                                 Membership. The name and the business address of the sole Member of the Company are as follows:

Name	Address
Nevamar Holding Corp.	Nevamar Holding Corp.
20 Progress Drive
Shelton, CT 06484

3.2           Limited Liability. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being Member or Manager. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

ARTICLE 1V

MANAGEMENT OF THE COMPANY

4.1           Board of Managers. The business of the Company shall be managed by a Board of Managers, and the Persons constituting the Board of Managers shall be the “manager” of the Company for all purposes of the Act (each, a “Manager,” and collectively, the “Managers”) and decisions of the Board of Managers shall be decisions of the “manager” for all purposes of the Act. The number and identity of Persons constituting the Board of

Managers shall from time to time be determined by the Member. Upon the effectiveness of this Agreement, the Board of Managers shall consist of:

Jeffrey Muller

4.1.1                        Term. Each Manager shall, unless otherwise provided by law, hold office until such individual is removed, resigns or dies. Any Manager may be removed by the Member at any time without giving any reason for such removal. A Manager may resign by written notice to the Company, which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company. Vacancies in the Board of Managers shall be filled by the Member.

4.1.2                        Action by Board. All decisions of the Board of Managers shall be by a vote of a majority of the Managers present in person or by proxy, or by written consent. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, and shall be treated for all purposes as the act of the Board of Managers if a majority of the Managers consent thereto in writing. The Board of Managers may, by vote or resolution of the Board of Managers, delegate any or all of its powers to any committee thereof.

4.1.3                        Meetings. Meetings of the Board of Managers may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by any Manager, reasonable notice thereof being given to each other Manager. Reasonable notice shall be by overnight delivery at least two complete business days, by facsimile at least one complete business day, or in person or by telephone at least one complete business day, before the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting the lack of notice prior to or at the commencement of the meeting. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting. Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law and such participation shall constitute presence in person at such meeting.

4.1.4                        Quorum. Except as may be otherwise provided by law, at any meeting of the Board of Managers a majority of the Managers then in office present in person or by proxy shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

4.1.5                        Fees and Expenses. Each Manager shall be reimbursed for such Manager’s reasonable expenses incurred in the performance of such Manager’s duties as Manager. In the discretion of the Board of Managers, each Manager (other than an employee of the Company) may be paid such fees for such Manager’s services as Manager as the Board of Managers from time to time may determine. Nothing contained in this Section shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation therefor.

4.1.6                        Other Rules. The Board of Managers may adopt such other rules for the conduct of its business as it may from time to time deem necessary or appropriate.

4.2                                 Authority of Board of Managers. Subject to any provisions of this Agreement that require the consent or approval of the Member and any other limitations contained in this Agreement, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as may be otherwise expressly provided in this Agreement or any other agreement between the Member and the Company, notwithstanding the last sentence of Section 18-402 of the Act, in no event shall the Member, in its capacity as such, have any right or authority to act for or bind the Company, and the Member in its capacity as such shall not take part in or interfere in any manner with the management of the business and affairs of the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to the Member and any other limitations contained in this Agreement, the Board of Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company or this Agreement, that would otherwise be possessed by the Member under the laws of the State of Delaware. Subject to any provisions of this Agreement that require the consent or approval of the Member and any other limitations contained in this Agreement, the power and authority granted to the Board of Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company.

4.3                                 Officers; Agents. The Board of Managers by vote or resolution of the Board of Managers shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Vice President, Treasurer or Secretary. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority; provided, however, that without specific delegation for a specific transaction or generally, no officer shall have the power to merge, liquidate or dissolve the Company, or to sell or lease all or any substantial portion of the assets of the Company. The Board of Managers, in its sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken.

4.3.1                        Appointment/Election. Officers and agents of the Company, if any, shall be appointed by the Board of Managers from time to time in its discretion. An officer may be but none need be a Member or a Manager. Any two or more offices may be held by the same person. The Board of Managers may delegate to any officer the power to elect or appoint any other officer or any agents. Each officer shall hold office until the first meeting of the Board of Managers following the beginning of the next fiscal year and until such officer’s respective successor is chosen, unless a shorter period shall have been specified by the terms of such officer’s election or appointment, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified. Any officer or agent may resign by delivering a written letter of resignation to the Company, which resignation shall, unless otherwise specified in the letter of resignation, be effective upon receipt. The Board of Managers or the officer appointing the officer or agent may remove any officer or agent at any time without giving any reason for such removal and no officer or agent shall be entitled to any damages by virtue of such removal from office or position as agent. The initial officers of the Company are:

Jeffrey Muller – President & Secretary

Richard Stoll – Vice President, Treasurer & Assistant Secretary

4.3.2                        President and Vice President. The President shall be the Chief Executive Officer of the Company unless such title is assigned to another officer of the Company. The President shall have such duties and powers as shall be designated from time to time by the Board of Managers. Unless the Board of Managers otherwise specifies, the President shall preside, or designate the person who shall preside, at all meetings of the Member and of the Board of Managers. Unless the Board of Managers otherwise specifies, the President shall have direct charge of all business operations of the Company and, subject to the control of the Board of Managers, shall have general charge and supervision of the business of the Company. Any vice presidents shall have duties as shall be designated from time to time by the Board of Managers or the President.

4.3.3                        Treasurer. Unless the Board of Managers otherwise specifies, the Treasurer shall be the chief financial officer of the Company and shall be in charge of its funds and valuable papers, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures and shall have such other duties and powers as may be designated from time to time by the Board of Managers or the President.

4.3.4                        Secretary. The Secretary shall record all proceedings of the members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board of Managers. In the absence of the Secretary from any meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the name and record addresses of the members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers or the President.

4.3.5                        Execution of Papers. Except as the Board of Managers may generally or in particular cases authorize the execution thereof in some other manner all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Company shall be signed by the Chief Executive Officer, the President, a Vice President, the Secretary, the Treasurer or the Director of Treasury and Financial Reporting.

ARTICLE V

DISTRIBUTIONS

5.1                                 Board of Managers Discretion. The Board of Managers shall have the sole authority to determine the timing and the aggregate amount of any Distributions to the Member. All such Distributions shall be distributed one hundred percent (100%) to the Member.

5.2                                 No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of the Member’s Interest if such distribution would violate Section 18-607 of the Act or other applicable law.

5.3                                 Withholdings. The Board of Managers is authorized to withhold from Distributions, or with respect to allocations, to the Member and to pay over to the appropriate federal, state, local or foreign government any amounts required under any applicable law to be so withheld. The Board of Managers shall allocate any such amounts to the Member in respect of whose Distribution or allocation the tax was withheld and paid over and shall treat such amounts as actually distributed to the Member.

5.4                                 Return of Distributions of Capital. Except as required by the Act, the Member shall not be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, the Member is obligated to return or pay any part of any Distribution, the obligation shall be that of the Member alone and not of the Board of Managers.

ARTICLE VI

BOOKS, RECORDS AND ACCOUNTING

6.1                                 Financial Statements. The Board of Managers shall cause books of account to be maintained reflecting the operations of the Company on an annual basis. The fiscal year of the Company shall end on December 31, unless and until a different fiscal year end is fixed by the Board of Managers.

6.2                                 Books and Records, Inspection; etc. The Member shall have the right at to inspect the books and records of the Company for any purpose.

ARTICLE VII

AMENDMENTS TO AGREEMENT

This Agreement may be modified or amended only with the prior written consent of the Member.

ARTICLE VIII

DISSOLUTION OF COMPANY

8.1                                 Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events: (a) the written consent of the Member, (b) the termination of the legal existence of the Member of the Company or the occurrence of any other event that terminates the continued Membership of the Member unless the business of the Company is continued in a manner permitted by this Agreement or the Act, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

8.2                                 Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company’s property and assets or the proceeds from the liquidation thereof shall be distributed (i) in accordance with the Act and (ii) following satisfaction (whether by payment or the making of reasonable provision for payment) of the Company’s liabilities, to the Member. Upon such final accounting, a Manager shall cancel the Certificate in accordance with the Act and the Company’s existence as a separate legal entity shall terminate.

ARTICLE IX

INDEMNIFICATION

9.1           General.   The Company shall, to the fullest extent permitted by law, indemnify, defend, and hold harmless the Board of Managers and the Member, and each of the foregoing Person’s officers, directors, partners, members, shareholders, employees, and agents (all such indemnified persons being referred to as “Indemnified Persons”), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys fees and costs and any amounts expended in the settlement of any such claims of liability, loss, or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 9.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, believed, in good faith, that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction did not constitute fraud, gross negligence, or willful misconduct by the Indemnified Person. The Company may pay or reimburse attorneys fees of an Indemnified Person as incurred, if such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed if there is a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article IX. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs.

9.2           Persons Entitled to Indemnity.   Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article IX as an “Indemnified Person” with respect thereto, regardless whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

9.3           Indemnification Agreements.   The Company may enter into agreements with its Member or any of its Managers extending to any such Person the benefits of, or setting forth procedures consistent with applicable law for implementing, the indemnities provided in this Article IX.

9.4           Survival.   This Article IX shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1         Governing Law.   This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

10.2         General.   This Agreement: (i) shall be binding upon the executors, administrators, estates, heirs, and legal successors of the Member; (ii) shall be governed by and construed in accordance with the laws of the State of Delaware; and (iii) contains the entire agreement as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

10.3         Notices, etc.   All notices and other communications required or permitted hereunder shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile, (iii) sent by nationally-recognized overnight courier, or (iv) sent by registered or certified mail, postage prepaid, in each case, addressed to the Member at its address in the records of the Company or otherwise specified by the Member.

10.4         Gender and Number.   Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

10.5         Severability.   If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

10.6         Headings.   The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

10.7         No Third Party Rights.   The provisions of this Agreement are for the benefit of the Company, the Board of Managers and the Member and no other Person, including creditors of the Company, shall have any right or claim against the Company, any member of the Board of Managers or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

10.8         Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MEMBER:

NEVAMAR HOLDING CORP.

By:	/s/ Jeffrey Muller
Name: Jeffrey Muller
Title: President